EXHIBIT 10.1

FOSTER WHEELER TO TAKE $76 MILLION CHARGE
AS A RESULT OF COURT DECISION

HAMILTON, BERMUDA, January 18, 2005 — Foster Wheeler Ltd. (OTCBB: FWHLF) announced today that it will take a charge to earnings in the fourth quarter as a result of an adverse court decision in asbestos coverage allocation litigation involving certain of its subsidiaries.  On January 10, 2005, a New York state trial court entered an order finding that New York, rather than New Jersey, law applies in a lawsuit regarding the allocation of liability for asbestos-related personal injury claims among the Foster Wheeler entities and their various insurers.

As a result of this decision, Foster Wheeler will record a charge to earnings in the fourth quarter of 2004 of approximately $76 million.  After recording this charge, the Company continues to believe that it will not be required to fund any asbestos liabilities from its cash flow before 2010.  However, unless this decision is reversed on appeal, Foster Wheeler expects that it will be required to fund a portion of its asbestos liabilities from its own cash beginning in 2010.  The amount and timing of these funding requirements will be dependent upon, among other things, litigated or negotiated resolution of the various disputes between Foster Wheeler and the insurers with whom it has not yet settled.  In addition, Foster Wheeler continues to evaluate whether the court’s decision will have any additional impact on the calculation of its insurance asset, its cash flow requirements, or both.  Foster Wheeler intends to continue actively to pursue settlements with its insurers and to manage its insurance portfolio in order to minimize its cash obligations going forward.

The Company intends promptly to file an appeal of the New York court’s decision, and believes that it has solid grounds supporting reversal.

The litigation seeks to determine the respective obligations of Foster Wheeler’s various insurers to indemnify Foster Wheeler for asbestos-related bodily injury losses.  The substantive laws of New Jersey and New York apply different methods of allocating insurance proceeds available to satisfy claims triggered over multiple years.  The application of New York, rather than New Jersey, law would result in Foster Wheeler realizing lower insurance recoveries.

Since the inception of this litigation, Foster Wheeler has calculated its estimated insurance recoveries applying New Jersey law.  The Company based its approach on, among other considerations, the advice of its outside asbestos litigation counsel and its team of internal and external asbestos advisors. In light of the court’s decision, Foster Wheeler in the fourth quarter will calculate its estimated insurance recoveries applying New York law, which will result in the charge to earnings described above.

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Notes to Editor:

1.               Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services.  Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries.  The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA.   For more information about Foster Wheeler, visit our Web site at http://www.fwc.com.

2.               Safe Harbor Statement

This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the company and the various industries within which the company operates. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The company cautions that a variety of factors, including but not limited to the factors described under the heading “Business—Risk Factors of the Business” in the company’s most recent annual report on Form 10-K/A and the following, could cause the company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of our customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, changes in financial markets, compliance with debt covenants, monetization of certain power systems facilities, implementation of our restructuring plan, recoverability of claims against customers and others, changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

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1-18-05
Media Contact:	Maureen Bingert	908-730-4444
Investor Contact:	John Doyle	908-730-4270